EXHIBIT 99.1

Press Release	Source: Arête Industries, Inc.

Arete Industries, Inc Closes Acquisition of Oil & Gas Properties
Monday, October 3, 2011

WESTMINSTER, Colorado, October 3, 2011 (GLOBE NEWSWIRE) - Arête Industries, Inc. (OTCQB:ARET) - News) today announced it has completed  the oil and gas property purchase by making the final payment to the sellers under the Purchase and Sale Agreement dated July 29, 2011, but effective April 1, 2011. The payment was made on September 30, 2011 as part of the extension agreement dated September 16, 2011. The final payment was approximately $5,120,000.

The Company also announced it broke escrow on its funding commitment for the minimum of $5,200,000 to close the Purchase and Sale Agreement.

Donald Prosser, Chairman and Chief Executive Officer of Arête Industries, Inc. commented, “By closing on the acquisition of these oil and gas assets we will complete our review of the properties and drilling opportunities. We will also begin the process of applying for listing on a major exchange.”

Make sure you are first to receive timely information on Arête Industries when it hits the newswire. Sign up for Arête’s email news alert system today at: http://www.areteindustries.com/alerts

About the Company

The Company is the operator of a gas gathering system and holds oil and gas properties in the Rocky Mountain Region of the United States.  For additional information on the Company visit our website at http://www.areteindustries.com/

Statement as to Forward Looking Statements.

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Arête’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the Company’s dependence on its management, the Company’s lack of capital, changes in prices for crude oil and natural gas, the ability of management to execute plans to meet the Company’s goals and other risks inherent in the Company’s businesses that are detailed in the Company’s Securities and Exchange Commission (“SEC”) filings.  Readers are encouraged to review these risks in our SEC filings.

For Further Information Contact:

Arête Investor Relations:
Gerald Kieft
The WSR Group
772-219-7525
IR@theWSRgroup.com

_____________________
Source: Arete Industries, Inc.